                                                                   EXHIBIT 10.24

                         MAINTENANCE SERVICES AGREEMENT

                                     BETWEEN

                             NETWORK COMPUTER, INC.

                                     ("NCI")

                                       AND

                               ORACLE CORPORATION

                                   ("ORACLE")

                         MAINTENANCE SERVICES AGREEMENT

      THIS MAINTENANCE SERVICES AGREEMENT (the "Agreement") is made as of September 17, 1997, between NETWORK COMPUTER, INC., a Delaware corporation ("NCI"), and ORACLE CORPORATION, a Delaware corporation, ("Oracle"), with reference to the following facts:

      A. Pursuant to the terms of that certain Lease Agreement dated October 8, 1996 (the "Master Lease") by and between Westport Investments ("Landlord"), as Landlord, and Oracle as Tenant, Oracle leased from Landlord the entire building located at 1000 Bridge Parkway, Redwood City, California consisting of approximately 48,384 square feet of space (the "Building"). Concurrently with the execution of the Master Lease, Landlord and Oracle executed an additional Lease (the "800 Bridge Lease") pursuant to which Oracle leased from Landlord the Building located at 800 Bridge Parkway in Redwood City, California ("800 Building").

      B. Pursuant to the provisions of that certain Sublease by and between Oracle, as Sublandlord and NCI, as Subtenant, dated as of September 17, 1997 (the "Sublease"), NCI subleased the Building from Oracle.

      C. Pursuant to the provisions of the Master Lease, Oracle, as the tenant thereunder, has responsibility for certain maintenance and repair of the Building; such responsibility for maintenance and repair is assumed by NCI pursuant to the provisions of the Sublease.

      D. Pursuant to the provisions of the 800 Bridge Lease, Oracle, as the tenant thereby has maintenance and repair responsibilities with respect to the 800 Building identical to NCI's maintenance and repair responsibilities described in Recital C above.

      E. NCI does not have the internal staffing necessary to perform all of the maintenance and repair duties assumed by NCI under the Sublease, and desires to obtain the services of Oracle in connection with the operation, maintenance and repair of the Building as required under the Master Lease and Sublease, and Oracle desires to render such services to NCI.

      NOW, THEREFORE, in consideration of the foregoing and for good and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the mutual covenants herein contained, the parties hereto agree as follows:

1. INCORPORATION OF RECITALS. Recitals A through E above are hereby incorporated herein.

2.    DUTIES OF ORACLE

      2.1. Appointment of Oracle. Subject to the provisions hereof and during the term hereof, NCI hereby appoints Oracle, and Oracle hereby accepts appointment and agrees, to perform NCI's maintenance and repair responsibilities with respect to the Building pursuant to the Sublease (the "Services"). Oracle shall at all times keep NCI informed as to all material matters concerning the Building.

      2.2. Duties of Oracle. Oracle agrees to do the following in connection with the continuing operation of the Building and performance of the Services, subject to the budgets approved by NCI and the availability of funds provided by NCI for such purposes:

            (a) Personnel. Hire and retain as employees of Oracle, and not as employees of NCI, such personnel as may be required to perform properly Oracle's functions hereunder. Such personnel shall include the following:

                  i. A maintenance manager who will oversee the operation, supervision, equipment warranty management and general repair and maintenance of the Building and who will be available 6 hours per week;

                  ii. A maintenance assistant who will be available 6 hours per week to respond to general calls (to expedite lighting replacements, for example);

                  iii. An engineering technician to oversee HVAC units and resolve electrical and plumbing issues;

                  iv. Additional personnel will be allocated for a total of 293 hours during each calendar year to cover Building operations, lease administration, financial reporting, and operations coordination (central dispatch) to handle property maintenance requests from NCI.

Oracle personnel will be available Monday through Friday from 8:00 a.m. until 5:00 p.m., except during the following holidays: New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving (2 days) and Christmas. A building emergency contact number will be provided for after normal business hours. The employees of Oracle shall be hired at Oracle's sole cost and expense; except that the costs of the personnel included in the maintenance and administration of the Building shall be paid in accordance with the approved operating budget for the Building. The compensation, retention and performance of employees hired by Oracle at its own expense shall be controlled exclusively by Oracle, and Oracle shall be responsible for complying with all laws and regulations affecting such employment, including the provision of any benefits or compensation and payment of withholding taxes required by statute or contract.

            (b) Contracts; Permits.

                  i. Assemble and retain all contracts, agreements and other records and data as may be necessary to carry out Oracle's functions hereunder and as may otherwise be required in connection with the repair and maintenance of the Building and performance of the Services. A schedule of all real estate and personal property taxes and assessments will be provided to NCI on an annual basis. All notices or copies of such will be forwarded to NCI. All such contracts, agreements and other records and data at all times shall be the property of NCI (or of Oracle, as the tenant under the Master Lease).

                  ii. Retain and maintain in effect any permits and occupancy certificates required for the operation and occupancy of the Building, and act as a liaison between NCI and the City of Redwood City and all other entities claiming jurisdiction over the Building. If the cost of compliance exceeds $1,000 in any single instance NCI will be notified immediately for prior approval.

            (c) Books and Records. Maintain books and records in connection with its maintenance of the Building (including all invoices and payment records). Oracle will make the books of account and all other records relating to or reflecting the maintenance of the Building available to NCI and its representatives at reasonable times upon reasonable advance notice at a location approved by NCI and Oracle for examination, audit, inspection and copying.

            (d) Maintenance. Oversee maintenance and repairs, furniture and equipment moving, and storage and warehouse fees. Oracle will keep the Building in good order and repair at all times in compliance with NCI's responsibilities under the Sublease. In this regard, Oracle shall undertake all necessary routine maintenance and replacements, and shall make all repairs and improvements to any portion of the Building that is the responsibility of NCI under the Sublease, exterior or interior (including, without limitation, interior improvements), that may be required from time to time, subject to the conditions set forth in the following sentences. Except to the extent that such repairs, maintenance, replacements, or improvements have been provided for in the operating and capital expense budget approved by NCI and except for any emergency repairs to the Building not exceeding Fifteen Thousand Dollars ($15,000) in cost per repair, all repairs, maintenance, replacements, or improvements to the Building shall be undertaken or made by Oracle only after securing NCI's written approval. Oracle agrees to give prompt notice of any such emergency repairs to NCI and to make every reasonable effort to secure NCI's prior written approval. To the extent practicable, items of routine maintenance, repair and replacement shall be undertaken and accomplished by the maintenance personnel.

            (e) Alterations. If requested in writing by NCI, and subject to the procurement of any required approvals from Landlord, Oracle (as sublandlord under the Sublease) and any applicable governmental authorities, obtain, or cause to be obtained, bids and supervise the construction and completion of alterations, additions or improvements to the Building or any portion thereof (collectively, "Alterations"), including, without limitation, renovations, changes and alterations of any interior improvements.

            (f) Recommended Procedures. Recommend from time to time to NCI, in writing, such procedures with respect to the Building as Oracle may deem advisable for the more efficient and economic management and operation thereof; publish applicable operating procedures, (e.g., property maintenance contact system, etc.), organizational chart, emergency plans, hazardous materials management plans and any other safety or similar plans that may be required; and perform or Cause to be performed all other services which are customarily performed in connection with the operation of a project of this type and perform all services normally provided by property managers to first-class office properties.

            (g) Meetings with and Response to NCI. Be available upon reasonable notice for meetings with NCI to discuss the Building and the management activities conducted by Oracle hereunder. In addition, Oracle shall promptly respond to all requests and inquiries of, and shall coordinate with, the representatives of NCI who have responsibility for the Building in order to facilitate and maintain complete communication between NCI and Oracle regarding the Building.

      2.3. On-Site Offices. Oracle shall maintain the Building from an office in the building that is to be provided by NCI at no expense to Oracle, which shall have sufficient room to accommodate two (2) individuals as well as necessary equipment and minimal storage. Oracle shall supply equipment, furniture and services (telephone and data) necessary and appropriate for such maintenance office.

3.    LIMITATIONS AND RESTRICTIONS ON ORACLE

      3.1. Restricted Activities. Notwithstanding any provisions of this Agreement, Oracle shall not take any action, expend any sum, make any decision, give any consent, approval or authorization, or incur any obligation with respect to any of the following matters unless and until the same has been approved by NCI:

            (a) making any expenditure or incurring any obligation by or on behalf of NCI or the Building which would result in the amount of any Adjusted Annualized (defined below) operating expense category (other than utilities), as said expense categories are specified in Exhibit A hereto, exceeding the approved annual operating expense budget for said expense category by the greater of five percent (5%) or Three Thousand Dollars ($3,000), except for such matters as may be otherwise expressly delegated in writing to Oracle by NCI and except in the event of emergency, in which event Oracle shall be authorized to expend up to $15,000 as may be reasonably necessary, and provided that Oracle shall notify NCI as promptly as reasonably possible (but in any event within two business days) following the making of such expenditure or incurring of such obligation. Adjusted Annualized operating expense(s) shall be the actual expense(s) incurred to date during the budget year plus the estimated operating expense(s), as estimated by Oracle, for the balance of the budget year. After the total approved operating expense budget is exceeded pursuant to this Subsection 3.1(a), all operating expense items that exceed the approved budget will require NCI's approval; and

            (b) expending more than what Oracle in good faith believes to be the fair and reasonable market value at the time and place of contracting for any goods purchased or leased or services engaged on behalf of NCI or otherwise in connection with the Building.

4.    EXPENSES BORNE BY NCI

      Except as otherwise provided in this Agreement, all expenses incurred pursuant hereto and in accordance with this Agreement shall be for and on behalf of NCI and for its account. NCI shall fund Oracle in advance on a monthly basis for the purpose of disbursement of expenses incurred in performing Oracle's obligations hereunder, and Oracle's salary and management fee compensation as detailed in Exhibits A and B. Notwithstanding the foregoing, under no circumstances is Oracle to be considered an agent of NCI, but rather as an independent contractor performing services for the benefit of NCI.

5.    EXPENSES BORNE BY ORACLE

      5.1 Expenses of Oracle. Oracle shall pay all salaries, wages, and other usual compensation and fringe benefits (including, without limitation, the workers' compensation insurance and other amounts referred to in Section 8.1) of the personnel hired and retained by Oracle at the expense of Oracle as specifically described in Section 1.2(a), provided that NCI shall reimburse Oracle, as a budgeted expense as shown on Exhibit A, for a prorated portion of such compensation.

6.    BUDGETS AND REPORTS

      6.1. Annual Budget. Oracle shall annually prepare operating and capital expense budgets in the form attached hereto as Exhibit A approved by NCI, for the current or next Fiscal Year (i.e., June 1 - May 31) of the Building and submit such budgets to NCI.

      6.2. Budget Revisions. No changes shall be made in any budget or any line item therein without NCI's prior written approval. Oracle shall use diligence and employ reasonable efforts to ensure that the actual costs of the Building shall not exceed the approved budgets.

      6.3 Payments, etc., on NCI's Direction. Notwithstanding the above, Oracle agrees to make all repairs, replacements, renovations, additions and other payments directed by NCI and shall establish such reserves as directed by NCI, whether or not such items have been included in the approved construction, operating and/or capital expense budgets provided that NCI makes adequate provision for the payment or reimbursement of all costs connected with such items.

      6.4. Mid-Year Variance Reports. On or about the expiration of the month of December in each Fiscal Year, Oracle shall prepare and submit to NCI a report showing each component of the annual budget for such calendar year, and variances from budgeted amounts in each such component, with associated notes and explanations.

      6.5. Reconciliation. Following the expiration of each Fiscal Year, Oracle shall submit to NCI a reconciliation of actual costs incurred against the estimated cost therefor as set forth in the approved budget for such Fiscal Year. If it is determined that actual costs were less than the estimates upon which NCI's payments were based, Oracle shall either refund any overpayments to NCI within thirty (30) days following such determination or, at NCI's option, credit such overpayment against amounts next due and payable under the then-current budget. If it is determined that such actual costs exceeded NCI's payments, NCI shall, within thirty (30) days following such determination, deliver to Oracle the amount of any such excess.

7.    COMPLIANCE

      7.1. Legal and Insurance Requirements. Oracle shall make reasonable efforts to comply with and abide by all laws, rules, regulations, requirements, orders, notices, determinations and ordinances of any federal, state or municipal authority, and the requirements of any insurance companies covering any of the risks against which the Building is insured, as well as the requirements of the Master Lease and the Sublease. To the extent such action is not the responsibility of Landlord under the Master Lease, Oracle shall obtain and maintain in effect any permits and occupancy certificates required in connection with the occupancy and operation of the Building or any portion or component thereof.

8.    INSURANCE AND INDEMNIFICATION

      8.1. Workers' Compensation. Oracle agrees to maintain and keep in force all workers' compensation or similar insurance required with respect to its employees who are employed in connection with the performance of its obligations under this Agreement and to comply with any Federal or State withholding tax, Social Security, or unemployment laws existing or enacted in the future for the benefit of, or other laws affecting or respecting, the employment of such employees. NCI shall reimburse Oracle in accordance with the approved operating budget for the Building for the prorated cost of workers' compensation insurance for the on-site personnel hired as an expense of the Building, whose salaries are to be specified in the approved budget for the Building.

      8.2. Insurance Requirements for Contracts. Any service contract entered into by Oracle for the Building in accordance with the requirements hereof shall require each contractor to provide to NCI an insurance certificate prior to commencement of work evidencing that (a) the contractor has in force Workers' Compensation Insurance at statutory limits, Employers Liability Insurance in a minimum amount of One Hundred Thousand Dollars ($100,000.00) per accident or occurrence (or such greater amount as may be required by Landlord under the Master Lease), General Liability and Contractual Liability Insurance, in a minimum amount of Two Million Dollars ($2,000,000.00) per accident or occurrence (or such greater amount as may be required by Landlord under the Master Lease), and (b) Landlord, Oracle Corporation and NCI are named as additional insureds under the contractor's aforementioned liability coverages.

      8.3. Liability Insurance. Both NCI and Oracle shall obtain and maintain commercial general liability insurance with respect to the Building in such amounts as they shall reasonably determine from time to time, but in any event not less than $3,000,000 combined single limit. Such liability policies shall include blanket contractual liability coverage and a crossliability endorsement (or provision) permitting recovery with respect to claims of one insured against another. Each party's policy shall name the other as an additional insured and shall provide that it may not be canceled, or the coverage reduced, without 30 days prior written notice to the other party. Each party shall, upon the request of the other, provide certificates of such insurance.

      8.4. Indemnification. Oracle agrees to indemnify, defend and hold NCI, and NCI's officers and employees, harmless from and against all loss, cost, liability, damage and expense, including but not limited to, reasonable counsel fees, which may be occasioned by its negligence or willful misconduct in connection with the Services provided hereunder and the breach by Oracle of any of the provisions of this Agreement. NCI agrees (a) to indemnify, defend and hold Oracle harmless from any loss, cost, liability, damage and expense, including but not limited to, reasonable counsel fees, relating to the Building which results from any acts of willful misconduct or acts or omissions which constitute negligence on the part of NCI, and (b) to indemnify Oracle against all claims arising out of the performance by Oracle of its duties hereunder to the extent that such claims are not claims for which Oracle is obligated to indemnify NCI as described above. The terms of this Section 8.4 shall survive the expiration or sooner termination of this Agreement.

9.    TERM OF AGREEMENT

      9.1. Term. This Agreement shall become effective as of August 1, 1997, and shall continue through the remainder of the initial term of the Sublease, (i.e., through September 30, 2002).

      9.2. Termination. Notwithstanding Section 9.1 above, this Agreement may be terminated and the obligations of the parties hereunder shall thereupon cease with respect thereto, upon the occurrence of any of the events described in, and in accordance with the terms of, paragraphs (a) through (f) below.

            (a) In the event of the condemnation or destruction of the entire Building, either party may terminate this Agreement upon ten (10) days' written notice to the other party. Notwithstanding the foregoing, if the Building is to be rebuilt following any such condemnation or destruction, this Agreement shall not terminate but shall be suspended during such rebuilding and shall be reinstated in accordance with its terms upon the completion of such rebuilding; provided, however, that in no event shall the term of this Agreement be extended beyond the date of expiration of the Sublease as a result of any such rebuilding following condemnation or destruction.

            (b) Upon the appointment, pursuant to an order of a court of competent jurisdiction, of a trustee, receiver or liquidator of Oracle or NCI, or any termination or voluntary suspension of the transaction of business of Oracle or NCI, or any attachment, execution or other judicial seizure of all or any substantial portion of the assets of Oracle or NCI, the party which is not the subject of such action may terminate this Agreement upon ten (10) days' written notice to the other party.

            (c) If NCI or Oracle shall file a voluntary case under any applicable bankruptcy, insolvency, debtor relief, or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of NCI or Oracle, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, then the party which is not the subject of such action may terminate this Agreement upon ten (10) days' written notice to the other party.

            (d) If a court having jurisdiction shall enter a decree or order for relief in respect of NCI or Oracle, in any involuntary case brought under any bankruptcy, insolvency, debtor relief, or similar law now or hereafter in effect, or if NCI or Oracle shall consent to or shall fail to oppose any such proceeding, or if any such court shall enter a decree or order appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of NCI or Oracle, or ordering the winding up or liquidation of the affairs of NCI or Oracle, then the party which is not the subject of such action may terminate this Agreement upon ten (10) days' written notice to the other party.

            (e) If either party shall default in the performance of any of its obligations hereunder and such default shall continue for twenty (20) days after written notice from one party to the defaulting party designating such default (or if such default cannot be cured within such twenty (20) day period, then if such party does not commence to cure such, default and diligently pursue such cure to completion with a reasonable period thereafter), the party not in default may terminate this Agreement upon five (5) days' written notice to the defaulting party.

            (f) In the event of any termination of the Master Lease or the Sublease, this Agreement shall terminate, effective on such date of termination of the Master Lease or the Sublease.

            (g) Additionally, Oracle shall have the right to terminate this Agreement upon thirty (30) days advance written notice to NCI.

      9.3 Authority Termination; Final Accounting. Upon termination of this Agreement for any reason, the obligations created hereby shall immediately cease and Oracle shall have no further right to or obligation to perform the Services or draw checks on the Building Account. In the event of termination, Oracle agrees to fulfill all reporting and accounting functions hereunder for the period from the end of that covered by the last such report and/or accounting until the date of termination. Upon termination, Oracle shall also (1) surrender and deliver to NCI possession of the Building Account, and all rents and income of the Building and other moneys of NCI on hand and in any bank account, (2) deliver to NCI as received any moneys due NCI under this Agreement but received after such termination, (3) deliver to NCI all materials and supplies, keys, contracts and documents, and such other accounting papers and records pertaining to the Building or this Agreement as the NCI shall request, (4) assign any right Oracle may have in and to any existing contracts relating to the operation and maintenance of the Building as the NCI shall require, and (5) deliver to NCI or NCI's duly appointed agent all records, contracts, receipts for deposits, unpaid bills, and all other papers or documents which pertain to the Building.

10.   COMPENSATION

      10.1. Management Fee. NCI agrees to pay Oracle a management fee as set out on Exhibit B, which is attached hereto and incorporated herein by reference.

11.   DISBURSEMENT OF FUNDS

      11.1. Monthly Disbursement by NCI. On or before the first day of each calendar month, NCI shall disburse to Oracle the amount of monthly costs (including line-items for contingencies and the Management Fee) allocated to such month in accordance with the approved budget. Oracle shall then pay directly all expenses of the Building that are specified in the then current budget for the Building. If at any time NCI fails to timely fund the amounts due for any calendar month, Oracle shall have the option (but shall not be obligated) to make such payments, in which event any amounts not timely paid by NCI but so advanced shall bear interest at the rate of fourteen percent (14%) per annum, or the maximum allowable under applicable law, whichever is less, from the date disbursed by Oracle until the date paid by NCI. Oracle shall not be liable hereunder for any penalties, damages, loss, costs or liabilities incurred by NCI as a result of NCI' s failure to timely fund budgeted amounts and Oracle' s failure to make payments of any Building operating cost if and to the extent such failure to pay such Building operating cost is due to NCI's failure to timely deposit with Oracle the budgeted amount therefor and NCI hereby agrees to indemnify, defend, protect and hold Oracle harmless from and against any and all loss, cost, damage or liability arising in any way out of NCI's failure to timely fund sums due hereunder.

12.   NOTICES

      All notices hereunder shall be in writing, shall be sent by registered or certified mail, postage prepaid and return receipt requested, or by personal delivery or courier service with a request for an acknowledgment of receipt, and shall be effective on receipt. Notices shall be sent or delivered to the following addresses or such other address(es) as a party may designate by notice given in the manner provided herein:

      If to Oracle.           Oracle Corporation
                              500 Oracle Parkway, Box LGN2
                              Redwood Shores, California 94065
                              Attention:  Real Estate Controller

                              Oracle Corporation
                              500 Oracle Parkway, Box 50P7
                              Redwood Shores, California 94065
                              Attention:  General Counsel

      If to NCI:              At the Building

13.   MISCELLANEOUS

      13.1. Entire Agreement. This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification, or interpretation hereof shall be binding unless in writing and signed by both parties.

      13.2. Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

      13.3. Applicable Law. This agreement shall be construed and enforced in accordance with the laws of California.

      13.4. Assignability. Oracle may not assign this Agreement without first obtaining NCI's written consent, which consent NCI shall not unreasonably withhold.

      13.5. Relationship. Nothing contained in this Agreement shall be construed to create a relationship of employer and employee or agent and principal between Oracle and NCI, it being the intent of the parties hereto that the relationship created hereby is solely that of an independent contractor. Nothing contained herein shall be deemed to constitute NCI and Oracle as partners or joint venturers.

      13.6. Third Parties. Nothing contained in this Agreement is intended to be for the benefit of any third party or to give any third party any claim or right against NCI or Oracle beyond that which would exist in the absence of this Agreement.

      13.7. Successors Bound. This Agreement shall be binding upon and inure to the benefit of NCI and Oracle and their respective successors and permitted assigns.

      13.8. Attorneys' Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable costs and expenses, including without limitation, reasonable attorneys' fees.

      13.9. Waiver; Consents. No consent or waiver, express or implied, by either party hereto to or of any breach or default by the other party in the performance by the other of its obligations hereunder shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such party hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder. The granting of any consent or approval in any one instance by or on behalf of NCI shall not be construed to waive or limit the need for such consent in any other or subsequent instance.

      IN WITNESS WHEREOF, NCI and Oracle have executed this Agreement as of the date set forth above.

                                    ORACLE:

                                    ORACLE CORPORATION,
                                    a Delaware corporation


                                    By: /s/ Bruce Lange
                                        ----------------------------------
                                    Its:
                                         ---------------------------------
                                               BRUCE LANGE
                                               VP. AND CORPORATE TREASURER
                                    OWNER:

                                    NETWORK COMPUTER, INC.,
                                    a Delaware corporation


                                    By: /s/ Jerry Baker
                                        ----------------------------------
                                    Its: CEO 9/24/97
                                         ---------------------------------

                                    EXHIBIT A
                         INCOME AND EXPENSE PROJECTIONS
                                       AND
                                 VARIANCE REPORT

                                 (SEE ATTACHED)

                                    EXHIBIT A
                                  (Revision 1)

1000 Bridge Parkway Property Maintenance Operating Budget - (proposed)
           FY 98 (Financial Year begins June 1, 1997, and ends May, 31, 1998).
                                                               Expenditure = USD

48,384 RSF - two-story building

                                                   -----------------------------------------------------------------------------
Line No     Expenses                               Jun-97    Jul-97    Aug-97    Sep-97    Oct-97    Nov-97    Dec-97    Jan-98
--------    --------                               -----------------------------------------------------------------------------


1001   Utilities                                   13,306    13,306    13,306    13,306    13,306    13,306    13,306    13,306
1002   Cleaning (a)                                 4,158     4,158     4,158     4,158     4,158     4,158     4,158     4,158
1003   R & M - Electrical and Plumbing                605       605       605       605       605       605       605       605
1004   R & M - HVAC                                 1,500     1,500     1,500     1,500     1,500     1,500     1,500     1,500
1005   R & M - Elevator                               280       280       280       280       280       280       280       280
1006   R & M - Painting                               150       150       150       150       150       150       150       150
1007   Life Safety                                    591       591       591       591       591       591       591       591
1008   (Invoice) Property Insurance                     0         0    13,649         0         0         0         0         0
1009   Landscaping & PM Maintenance                   734       734       734       734       734       734       734       734
1010   Property Taxes                                 658       658    40,658       658       658       658       658       658
1011   Landlord Fee @ 2%                            1,210     1,210     1,210     1,210     1,210     1,210     1,210     1,210
1012   Maintenance & Repair Facility                  373       373       373       373       373       373       373       373
1013   Moving - Furniture/Equipment                   637       637       637       637       637       637       637       637
1014   Storage/Warehouse Fees                         430       430       430       430       430       430       430       430
1015   Expense Contingency @ 3%                       739       739     2,348       739       739       739       739       739
1016   Salaries                                     3,667     3,667     3,667     3,667     3,667     3,667     3,667     3,667
1017   Oracle Management Fee @ 7%                   2,033     2,033     5,901     2,033     2,033     2,033     2,033     2,033
       Totals:                                     31,069    31,069    90,196    31,069    31,069    31,069    31,069    31,069
                                                   -----------------------------------------------------------------------------

                                                   -------------------------------------------------------------------------
Line No     Expenses                               Feb-98    Mar-98    Apr-98    May-98   Annualized     FY 98    Cost/RSF
--------    --------                               -------------------------------------------------------------------------
                                                                                                        6/1/97 -
                                                                                                        5/31/98
1001   Utilities                                   13,306    13,306    13,306    13,306     159,667     133,056     $3.30
1002   Cleaning (a)                                 4,158     4,158     4,158     4,158      49,896      41,580     $1.03
1003   R & M - Electrical and Plumbing                605       605       605       605       7,260       6,050     $0.15
1004   R & M - HVAC                                 1,500     1,500     1,500     1,500      18,000      15,000     $0.37
1005   R & M - Elevator                               280       280       280       280       3,360       2,800     $0.07
1006   R & M - Painting                               150       150       150       150       1,800       1,500     $0.04
1007   Life Safety                                    591       591       591       591       7,092       5,910     $0.15
1008   (Invoice) Property Insurance                     0         0         0         0      13,649      13,649     $0.28
1009   Landscaping & PM Maintenance                   734       734       734       734       8,806       7,338     $0.18
1010   Property Taxes                                 658       658       658       658      47,896      46,580     $0.99
1011   Landlord Fee @ 2%                            1,210     1,210     1,210     1,210      14,515      12,096     $0.30
1012   Maintenance & Repair Facility                  373       373       373       373       4,476       3,730     $0.09
1013   Moving - Furniture/Equipment                   637       637       637       637       7,644       6,370     $0.16
1014   Storage/Warehouse Fees                         430       430       430       430       5,160       4,300     $0.11
1015   Expense Contingency @ 3%                       739       739       739       739      10,477       8,999     $0.22
1016   Salaries                                     3,667     3,667     3,667     3,667      44,000      36,667     $0.91
1017   Oracle Management Fee @ 7%                   2,033     2,033     2,033     2,033      28,259      24,194     $0.58
       Totals:                                     31,069    31,069    31,069    31,069     431,957     369,819     $8.93
                                                   -------------------------------------------------------------------------

(a)   Cleaning $ (annual) based upon:                $
      Nightly Janitorial                          34,451
      Supplies at $0.09 psf.                       4,355
      Interior building window washing             1,680
      Partition glass                              1,920
      Exterior window washing                      7,490
                                               ------------
              Total 12 months:                    49,896
              Partial 10 months:                  41,580

                             Exhibit A (Revision 1)

1000 Bridge Parkway Property Management Operating Budget - (Notes)
Period: 8/1/97- 5/31/98

1001- Utilities - $133,056 - includes allowance for Electricity, Oil, Gas, Water & Sewer, Trash Removal, and based upon annualized cost of $159,667 or $3.30 psf.

1002 - Cleaning - $41,580 - includes nightly janitorial service (5 x per week), supplies, traffic area carpets (4 x per year), entrance carpets and other high traffic areas (12 x per year), pressure washing entrance sidewalk, exterior pest control service, and exterior window washing.

1003 - Electrical & Plumbing - $6,050 - covers emergency electrical repair and emergency plumbing call out, and based upon $0.15 psf, as per Oracle campus.

1004 - HVAC - $15,000 - covers annual maintenance contract on roof package units, house air systems maintenance, semi-annual air test, Oracle personnel training, and 24 hour system coverage as required.

1005 - Elevator - $2,800 - annual maintenance and emergency call out for repair, and includes phone line, panel monitor, and annual permit.

1006 - Painting - $1,500 - painting and repairs required for all base building areas.

1007 - Life Safety - $5,910 - includes all NFPA standard testing of complete fire life safety systems, panel monitoring contract, methane detection system maintenance and panel monitoring contract, telephone lines, fire extinguisher service, quarterly fire pump testing and service, generator load testing and service, emergency training and supplies, generator fuel, and permits.

1008 - (Invoice) Property Insurance - $13,649 - Peery Arrillaga generated Commercial Property Indemnity Insurance (paid once per year) for 1000 Bridge Parkway as per lease agreement - payable upon occupancy.

1009 - Landscaping and PM Maintenance - $7,338 - Landscaping is calculated at $0.01 per sf per month, and Property Maintenance is estimated at $250 per month. (Includes parking lot sweep and holiday decorations).

1010 - Property Taxes - $46,580 - Property Tax is $0.136 per sf per Peery Arillaga. Oracle's Personal Property Tax is 1% of CAPEX budget = $40k to hit in August 97 (same time as Belmont Shores).

                             Exhibit A (Revision 1)

1000 Bridge Parkway Property Management Operating Budget - (Notes Contd.)
Period: 8/1/97- 5/31/98

1011 - Landlord Fee - $12,096 - Landlord Fee is a management fee based upon 2% of rental income ($60,480) for Peery Arillaga, or $1,210 per month.

1012 - Maintenance & Repair Facility - $3,730- Includes allowance for outside vendors for minor electrical/data work, patching & painting within tenant improvements, and flooring/carpeting repairs within same. Based upon annualized cost per square foot at Oracle HQ.

1013 - Moving Furniture/Equipment - $6,370 - Covers moves to and from warehouse, furniture/equipment moves within the space that require more than one crew member, and labor to do large space cleaning/recycling projects. Based upon annualized cost per square foot at Oracle HQ.

1014 - Storage/Warehousing Fees - $4,300 - Includes furniture warehousing (based upon cost per building square foot at Oracle HQ); document archival/retrieval, and off-site storage based on the annual cost per headcount at Oracle HQ.

1015 - Expense Contingency @ 3% - $8,999 - Line item to cover miscellaneous costs - office supplies, unplanned expense items, and includes consumable maintenance supplies and tools.

1016 - Salaries - $36,667 - Prorated salary and related payroll burden costs of the Manager, Property Maintenance Assistant, and Building Engineer. Includes prorated salary and related payroll burden costs charged on a line item basis for the following.

Property Maintenance Manager:      6 hours per week (15% x 40 hours)
Property Maintenance Assistant:    6 hours per week (15% x 40 hours)
Building Engineer:                 3 hours per week (7.5% x 40 hours)
Building Operations Manager:       3 hours per week (7.5% x 40 hours)
Controller/Analyst:                85 hours per year (4% of annual hours)
Central Dispatch:                  52 hours per year (2.5% of annual hours)

1017 - Oracle Management Fee - $24,194 - Oracle Management Fee is based upon 7% of total facility maintenance expense.

                                    EXHIBIT B

                                  COMPENSATION

      1. Management Fee. NCI shall pay to Oracle an annual management fee (the "Management Fee ") of seven percent (7%) of all Building expenses (which expenses shall include the expenses, contingency and personnel line items included from time to time in the budget), payable in equal monthly installments, as shall be set forth in the annual budget and if necessary adjusted in any variance report. To the extent actual expenses vary from budgeted expenses for any calendar year, such variance, and any necessary increase or reduction in the Management Fee resulting therefrom, shall be set forth in Oracle's annual reconciliation statement; NCI shall reimburse Oracle for any underpayment of the Management Fee, or receive from Oracle a reimbursement of any overpayment of the Management Fee, as shown in such reconciliation, within thirty (30) days following submission of such reconciliation.


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